Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into on this June 13, 2022, is by and between Rafael Holdings, Inc., a Delaware corporation (the “Company”), and Howard S. Jonas (the “Executive Chairman”).

WHEREAS, on June 13, 2022, the Board of Directors of the Company (the “Board”) has named Mr. Jonas as the Executive Chairman of the Company, which is an executive officer position (in addition to his existing role as the Chairman of the Board of the Company), and in such Mr. Jonas will be providing strategic guidance and other services to the Company and its subsidiaries and affiliates;

WHEREAS, in recognition of the Mr. Jonas’ experience and abilities, the Company desires to assure itself of the continued employment of Mr. Jonas in accordance with the terms and conditions provided herein; and

WHEREAS, Mr. Jonas wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. This Agreement is for the period commencing on June 13, 2022 (the “Start Date”), and terminating on June 12, 2027 (the “Initial Term”), or upon the Executive Chairman’s earlier death or other termination of employment pursuant to Section 6 hereof; provided, however, that commencing on June 113, 2027 and each anniversary thereafter, the term shall automatically be extended for one additional year beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such anniversary, either party hereto shall have notified the other party in writing that such extension shall not take effect (the Initial Term and any extensions thereof, the “Term”).

2. Position. During the Term, Mr. Jonas shall serve as the Executive Chairman of the Company, and, subject to election by the Board of Directors of the Company (the “Board”), as Chairman of the Board, or in such other positions as shall be agreed upon by Mr. Jonas and the Board.

3. Duties and Reporting Relationship. During the Term, the Executive Chairman shall use his skills and render services to the best of his abilities on behalf of the Company. The Executive Chairman shall dedicate as much time as is, in the judgment of the Board, necessary or advisable for the performance of his duties hereunder, it being acknowledged that the position is not a full-time position. Notwithstanding the foregoing, the Company acknowledges that the Executive Chairman will be serving as the Chairman of the Board of IDT Corporation, Genie Energy, Ltd., and IDW Media Holdings, Inc., and as Vice Chairman of the Board of Zedge, Inc., as well as in certain other positions with businesses and not-for-profit entities, and that, for so long as the Executive Chairman performs his duties hereunder, such service shall not be deemed to be a breach of the terms hereof.

4. Place of Performance. The Executive Chairman shall perform his duties and conduct his business at the offices of the Company and other locations as determined by the Executive Chairman and not reasonably objected to by the Board.

5. Compensation and Related Matters.

(a) Base Salary; Bonus.

(i) During  the Term, the Company shall pay the Executive Chairman a base salary of TWO HUNDRED SIXTY THOUSAND DOLLARS ($260,000) per annum. TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per annum of such amount shall be payable through the issuance of restricted shares of Class B common stock, par value $0.01 per share, of the Company (“Class B Stock”), such shares to be issued pursuant to the Company’s 2021 Stock Option and Incentive Plan (as the same may be amended, modified, restated or replaced from time to time) or other equity incentive plan adopted by the Company (the “Plan”), subject to payment of applicable taxes and customary withholdings. The remaining amount will be paid on a prorated basis less payroll deductions and required withholdings, in accordance with the Company’s standard payroll procedures.

(ii) The portion of the base salary payable through the issuance of Class B Stock shall be paid on an annual basis, by issuance of shares of Class B Stock no later than thirty (30) days following the Start Date and each annual anniversary of the Start Date. On each such date, the Company shall issue to the Executive Chairman (pursuant to the Plan) a number of restricted shares of Class B Stock as shall have a value equal to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) representing the base salary for the period from such annual anniversary until the next succeeding annual anniversary. All shares of Class B Stock issued in respect of the Executive Chairman’s base salary shall vest in substantially equal amounts on the three (3) six (6), nine (9) and twelve (12) month anniversaries of the Start Date or annual anniversary, as applicable, subject to the Executive Chairman remaining in continuous service (as defined in the Plan) with the Company through such vesting dates. Except as otherwise set forth in Section 7 hereof, upon any termination of Employee’s Employment (or other continuous service), all unvested shares of Class B Stock issued hereunder shall be forfeited and returned to the Company without any further action necessary.

(iii) Within thirty (30) days following the Start Date, the Company shall issue to the Executive Chairman, under the Plan, a number of restricted shares of Class B Stock with a value of SIX HUNDRED THOUSAND DOLLARS ($600,000), subject to payment of applicable taxes and customary withholdings. Such restricted shares of Class B Stock shall vest in substantially equal amounts on the first and second annual anniversaries of the Start Date, subject to the Executive Chairman remaining in continuous service (as defined in the Plan) with the Company through such vesting dates. Except as otherwise set forth in Section 7 hereof, upon any termination of Employee’s Employment (or other continuous service), all unvested shares of Class B Stock issued hereunder shall be forfeited and returned to the Company without any further action necessary.

(iv) For purposes of determining the number of shares of Class B Stock to be granted, all shares shall be valued based on the volume weighted closing prices of the Class B Stock on the New York Stock Exchange (the “NYSE”) on the thirty (30) NYSE trading days ending with the NYSE trading day immediately preceding the issuance. If the Class B Stock is not listed on the NYSE, the closing prices on the then principal exchange or quotation system on which the Class B Stock is traded, listed of quoted. If the Class B Stock is not listed on an exchange or quoted on a quotation system, the Executive Chairman and the Company will enter into good faith discussions of alternative payment of the Executive Chairman’s base salary.

(v) The Executive Chairman shall be eligible to receive bonuses and participate in equity grants made to senior employees of the Company, at levels determined by the Compensation Committee of the Board.

(b) Business Expenses. The Executive Chairman will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon submission by the Executive Chairman of receipts and other documentation in accordance with the Company’s normal reimbursement procedures.

6. Termination. The Executive Chairman’s employment hereunder may be terminated without breach of the Agreement only under the following circumstances:

(a) Death; Disability. The Executive Chairman’s employment hereunder shall terminate upon his death or, as permitted by law, Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive Chairman to perform his duties on account of a physical or mental illness for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any ten (10) month period, and the term “Disabled” shall have a corresponding meaning.

(b) Cause. The Company may terminate the Executive Chairman’s employment hereunder with or without “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive Chairman’s employment hereunder (i) upon the Executive Chairman’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive Chairman’s willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from the Executive Chairman’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive Chairman by the Company, which notice specifically identifies the manner in which the Executive Chairman has not substantially performed his duties, and the Executive Chairman’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive Chairman. For purposes of this Section 6(b), no act or failure to act on the Executive Chairman’s part shall be deemed “willful” unless done or omitted to be done, by the Executive Chairman not in good faith and without reasonable belief that the Executive Chairman’s act, or failure to act, was in the best interest of the Company.

(c) Termination by the Executive Chairman. The Executive Chairman may terminate his employment hereunder for “Good Reason” or without Good Reason. “Good Reason” shall mean the occurrence (without the Executive Chairman’s express written consent) of any one of the following acts by the Company, or failure by the Company to act:

(i) a material breach of the Agreement by the Company;

(ii) the assignment to the Executive Chairman of any duties inconsistent with the Executive Chairman’s status as an officer of the Company or a material adverse alteration in the nature or status of the Executive Chairman’s responsibilities; or

(iii) any purported termination of the Executive Chairman’s employment which is not effected pursuant to a Notice of Termination satisfying the requirement of paragraph (d) below; for purposes of this Agreement, no such purported termination shall be effective.

(iv) a material reduction in the Executive Chairman’s annual Base Salary;

(v) relocation of the Executive Chairman’s principal place of employment to a location more than 50 miles outside of the Metropolitan New York City area; or

(vi) a “Change in Control,” as defined in the Plan,

(each of the foregoing being a “Good Reason Event”). The Executive Chairman may terminate employment for Good Reason if (A) the Executive Chairman has given written notice to the Company of the existence of the Good Reason Event no later than ninety (90) days after its initial existence, (B) the Company has not remedied such Good Reason Event in all material respects within thirty (30) business days after its receipt of such written notice, and (C) the Executive Chairman terminated employment within one year following the initial existence of such Good Reason Event.

The Executive Chairman’s right to terminate the Executive Chairman’s employment for Good Reason shall not be affected by the Executive Chairman’s incapacity due to physical or mental illness. The Executive Chairman’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive Chairman shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(d) Notice of Termination. Any termination of the Executive Chairman’s employment by the Company or by the Executive Chairman (other than termination by reason of the Executive Chairman’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, if the termination is by the Company for “Cause” or by the Executive Chairman for “Good Reason,” shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive Chairman’s employment under the provision so indicated. Further, a Notice of Termination for Cause or Disability must include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive Chairman and an opportunity for the Executive Chairman, together with the Executive Chairman’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive Chairman was guilty of conduct set forth in the definition of Cause herein or satisfied the criteria of a Disability, and specifying the particulars thereof.

(e) Date of Termination. “Date of Termination” shall mean if the Executive Chairman’s employment is terminated (i) by his death, the date of his death, (ii) by reason of Disability, the date that the Executive Chairman is informed that the Board has determined him to be Disabled, (iii) by resignation of the Executive Chairman without Good Reason, the date the Executive Chairman so notifies the Board, or (iv) pursuant to paragraph (b) or (c) above, the date specified in the Notice of Termination; provided, however, that if within fifteen (15) business days after any Notice of Termination is given, or if later, prior to the Date of Termination (as determined without regard to this Section 6(e)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal, therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

(f) Compensation During Dispute. If a purported termination occurs during the Term of this Agreement, and such termination is disputed in accordance with Section 6(e) hereof, the Company shall continue to pay the Executive Chairman the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive Chairman as a participant in all compensation, benefit and insurance plans in which the Executive Chairman was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 6(f) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

7. Compensation Upon Termination.

(a) Death; Disability. In the event that Employee’s employment is terminated pursuant to Section 6(a) hereof, then as soon as practicable thereafter, the Company shall pay the Executive Chairman or the Executive Chairman’s Beneficiary (as defined in Section 10(b) hereof), as the case may be, (i) all unpaid amounts, if any, to which the Executive Chairman was entitled as of the Date of Termination under Section 5 hereof and (ii) all unpaid amounts to which the Executive Chairman was then entitled in respect of perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the “Accrued Obligations”). In addition, in the event of the Executive Chairman’s death, the Company shall pay Employee’s estate a lump sum payment equal to twelve (12) months of any cash portion of Employee’s base salary (at the rate in effect on the date of his death) (the “Severance Benefit”). Any restrictions shall lapse, and any unvested equity grants in the Company or its subsidiaries granted to the Executive Chairman in connection with his service to the Company, including, without limitation, in respect of his base salary (“Equity Grants”) shall vest upon a termination pursuant to Section 6(a).

(b) Termination for Cause; Resignation without Good Reason. If the Executive Chairman’s employment is terminated by the Company for Cause or by the Executive Chairman other than for Good Reason, then the Company shall pay all Accrued Obligations to the Executive Chairman, and the Company shall have no further obligations to the Executive Chairman under this Agreement.

(c) Termination Without Cause; Resignation for Good Reason. If the Company shall terminate the Executive Chairman’s employment, other than for Cause or on the Executive Chairman’s death or Disability, or the Executive Chairman shall terminate his employment for Good Reason, then;

(i) the Company shall pay to the Executive Chairman, within ten (10) days (or such shorter period as shall be required by applicable law) after the Date of Termination, the Accrued Obligations;

(ii) the Company shall pay the Executive Chairman the Severance Benefit within sixty (60) days of the Date of Termination; and

(iii) any restrictions with respect to any Equity Grants shall lapse, and any unvested Equity Grants in the Company or its subsidiaries shall vest.

(d) As a condition to receiving any Severance Benefit, the Executive Chairman will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within twenty-one (21) days after the Date of Termination (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law), and not thereafter revoke such agreement.

8. Non-Disclosure. (a) The parties hereto agree, recognize and acknowledge that during the Term the Executive Chairman shall obtain knowledge of confidential information regarding the business and affairs of the Company. It is therefore agreed that the Executive Chairman will respect and protect the confidentiality of all confidential information pertaining to the Company, and will not disclose in any fashion such confidential information to any person (other than a person who is a director of, or who is employed by, the Company or any subsidiary or who is engaged to render services to the Company or any subsidiary), without the prior written consent of the Company, (i) unless required in the course of the Executive Chairman’s employment hereunder, or (ii) unless such disclosure is pursuant to subsection (b) below, or Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law. This Agreement does not limit Employee’s ability to communicate with the Securities Exchange Commission or otherwise participate in any investigation or proceeding that may be conducted by the Securities Exchange Commission, including providing documents or other information, without notice to the Company. This Agreement further does not limit Employee’s ability to communicate with any other government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company, where such limitation would be contrary to law.

(b) Notice of Immunity: The Executive Chairman acknowledges that via this paragraph Company is providing the Executive Chairman with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the individual’s attorney and use such trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9. Covenant Not to Compete.

(a) Employee hereby agrees that for a period of one (1) year following the termination of this Agreement (other than a termination of the Executive Chairman’s employment (i) by the Executive Chairman for Good Reason or (ii) by the Company other than for Cause) (the “Restricted Period”) the Executive Chairman shall not, directly or indirectly, whether acting individually or through any person, firm, corporation, business or any other entity:

(i) engage in, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity where a substantial aspect of the business of the Company is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company as the same may be conducted from time to time;

(ii) interfere with any contractual relationship that may exist from time to time of the business of the Company, including, but not limited to, any contractual relationship with any director, officer, employee, or sales agent, or supplier of the Company; or

(iii) solicit, induce or influence, or seek to induce or influence, any person who currently is, or from time to time may be, engaged or employed by the Company (as an officer, director, employee, agent, or independent contractor) to terminate his or her employment or engagement by the Company.

(b) Notwithstanding anything to the contrary contained herein, Employee, directly or indirectly, may own publicly traded stock constituting not more than five percent (5%) of the outstanding shares of such class of stock of any corporation covered by clause (a)(i) above if, and as long as, Employee is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation.

(c) Employee acknowledges that the non-competition provisions contained in this Agreement are reasonable and necessary, in view of the nature of the Company and his knowledge thereof, in order to protect the legitimate interests of the Company.

10. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive Chairman, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive Chairman to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined herein defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 10 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive Chairman hereunder shall inure to the benefit of and be enforced by the Executive Chairman’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisee, and legatees. If the Executive Chairman should die while any amounts should still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive Chairman’s devisee, legatee, or other designee or, if there be no such designee, to the Executive Chairman’s estate (any of which is referred to herein as a “Beneficiary”).

11. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage paid, addressed as follows:

If to the Company:

Rafael Holdings, Inc.
520 Broad Street
Newark, New Jersey 07102
Attn: Chief Executive Officer

If to the Executive Chairman, at the Executive Chairman’s address in the Company’s human resources files.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive Chairman and such other officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New Jersey without regard to its conflicts of law principles.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability if any such other provision of this Agreement, which shall remain in full force and effect.

14. Remedies of the Company.  Upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the provisions of Section 8 or 9 hereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, with respect to such termination.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, other than non-disclosure, non-compete or similar agreements, supersede any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and in prior agreements of the parties hereto in respect to the subject matter contained herein is hereby terminated and canceled.

17. Special Rules Regarding Section 409A of the Internal Revenue Code.

(a) It is intended that any and all benefits under this Agreement either (i) shall not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A or (ii) are subject to a “substantial risk of forfeiture” and exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation § 1.409A−1(b)(4). In any event, all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Notwithstanding anything herein to the contrary, if the Company determines that the Severance Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance Benefit shall not commence until the Executive Chairman incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). If, at the time of Employee’s Separation from Service, the Executive Chairman is a “specified employee” (under Section 409A), such Severance Benefit shall not be paid until after the earlier of (i) the expiration of the six−month period measured from the date of Employee’s Separation from Service with the Company, or (ii) the date of the Executive Chairman’s death (the “409A Suspension Period”).

(c) The determination of whether the Severance Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made by the Company in good faith. If the Company determines that such Severance Benefit is subject to the 409A Suspension Period, and the Executive Chairman does not believe that such determination is reasonable, then the Company and the Executive Chairman shall mutually select, at the Company’s expense, an independent outside counsel to render a legal opinion regarding the applicability of the 409A Suspension Period. If the outside counsel described in the preceding sentence agrees with the Company’s determination that any items due to the Executive Chairman under this agreement should be subject to the 409A Suspension Period, then such payment shall be made at the end of the 409A Suspension Period as set forth in Section 17(b) hereof; provided however, if such outside counsel determines that such payment shall not be subject to the 409A Suspension Period, then such payment shall be effected within fourteen (14) days of the date of such counsel’s determination.

IN WITNESS WHEREOF, the Executive Chairman has executed this Employment Agreement, and the Company has caused this Employment Agreement to be executed by its duly authorized representative, as of the date and year first above written.

EXECUTIVE CHAIRMAN

/s/ Howard S. Jonas
Howard S. Jonas

RAFAEL HOLDINGS, INC.

By:	/s/ William Conkling
William Conkling
Chief Executive Officer